Exhibit 4.44

TERMINATION NOTICE TO LEASING AGREEMENT

Ms Chan Chi Shan

4A Blue Pool Road,

Happy Valley,

Hong Kong

June 19, 2007

Dear Ms Chan,

Pursuant to the “Shanghai House Lease Contract” (the “Agreement”), between you and eLongNet Information Technology (Beijing) Co., Ltd. or “eLong” entered as of June 20, 2006, eLong notifies you as follows:

eLong hereby provides more than 15 days advance notice of termination of the Agreement, pursuant to Article IX. 9-1. (VI) of the Agreement. The Agreement will be terminated effective as of July 12, 2007.

Sincerely,

By:

/s/ eLongNet Information Technology (Beijing) Co., Ltd
Company Name: eLongNet Information Technology (Beijing) Co., Ltd.

/s/ Tang Yue
Title: Legal Representative